Exhibit 107

CALCULATION OF FEE TABLE

FORM S-8
(Form Type)

FIVERR INTERNATIONAL LTD.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, no par value per share	457(c) and 457(h)	2,314,213 (2)	$25.97 (3)	$60,100,111.61 (3)	.00014760	$8,870
Total Offering Amounts					$60,100,111.61		$8,870
Total Fee Offsets							N/A
Net Fee Due							$8,870

(1)
Pursuant to Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of additional ordinary shares, no par value per share (“Ordinary Shares”) of Fiverr International Ltd. (the “Registrant”), which may become issuable under the 2019 Share Incentive Plan (the “2019 Plan”) by reason of any share split, share dividend, recapitalization or other similar transaction.

(2)	Consists of 2,314,213 Ordinary Shares that may become issuable under the 2019 Plan pursuant to its terms.
(3)
Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Ordinary Shares of $25.97, as reported on the New York Stock Exchange, on February 21, 2024.